As filed with the Securities and Exchange Commission on March 7, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPUTER SCIENCES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	2100 East Grand Avenue El Segundo, California 90245	95-2043126 (I.R.S. Employer Identification No.)
(Address of Principal Executive Offices Including Zip Code)

DYNCORP SAVINGS AND RETIREMENT PLAN

DYNCORP CAPITAL ACCUMULATION AND RETIREMENT PLAN

(Full Title of the Plan)

HAYWARD D. FISK, ESQ. Vice President, General Counsel and Secretary 2100 East Grand Avenue El Segundo, California 90245	Copies to: KENNETH M. DORAN, ESQ. Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071-3197 (213) 229-7000

(Name and Address of Agent For Service)

(310) 615-0311

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $1.00 per share(1)	3,000,000 shares	$29.46	$88,380,000	$7,158.78

(1)

The Common Stock includes preferred stock purchase rights that initially will trade together with the Registrant's Common Stock. The value attributable to the preferred stock purchase rights, if any, is reflected in the price of the Registrant's Common Stock.

(2)

Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c), this registration statement also registers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(3)

Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average of the high and low prices for the Common Stock on the New York Stock Exchange on March 5, 2003.

INTRODUCTION

                    This Registration Statement on Form S-8 (this "Registration Statement") is filed by Computer Sciences Corporation, a Nevada corporation (the "Registrant"), relating to the DynCorp Savings and Retirement Plan and the DynCorp Capital Accumulation and Retirement Plan (collectively, the "Savings Plans"). Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 7, 2003, by and among the Registrant, Garden Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Registrant ("Acquisition"), and DynCorp, a Delaware corporation ("DynCorp"), Acquisition merged with and into DynCorp. As a result of the merger, DynCorp became a wholly-owned subsidiary of the Registrant and certain employees of DynCorp became employees of the Registrant. In accordance with the merger agreement, eligible DynCorp employees will continue to participate in the Savings Plans, and may purchase shares of the Registrant's Common Stock through the Savings Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                    The information requested in Part I of this Registration Statement is included in the prospectus for the Savings Plans (the "Prospectus"), which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference into this Registration Statement:

1.	The Registrant's Annual Report on Form 10-K for the fiscal year ended March 29, 2002, as filed with the Commission on June 14, 2002;

2.	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2002, as filed with the Commission on August 12, 2002;

3.	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2002, as filed with the Commission on November 8, 2002;

4.	Amendment No. 1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2002, as filed with the Commission on Form 10-Q/A on November 8, 2002;

5.	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2002, as filed with the Commission on February 7, 2003.

6.	The Registrant's Current Report on Form 8-K filed with the Commission on August 12, 2002;

7.	The Registrant's Current Report on Form 8-K filed with the Commission on December 13, 2002;

8.	The description of the Registrant's Common Stock set forth in the Registrant's Registration Statement on Form 10, as amended; and

9.	The description of the rights to purchase preferred stock contained in the Registrant's Registration Statement on Form 8-A, as amended.

                       All reports and other documents that the Registrant subsequently files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Registrant files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

                       The validity of the issuance of the shares of Common Stock offered pursuant to the Prospectus will be passed upon for the Registrant by Hayward D. Fisk, Vice President, General Counsel and Secretary of the Registrant.

Item 6.	Indemnification of Directors and Officers.

                        Section 78.7502 of the Nevada General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.7502 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. In the case of any action by or in the right of the corporation, no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Section 78.7502 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                       The Registrant's Restated Articles of Incorporation, as amended (the "Charter"), provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant, or is serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification of directors and officers shall be against all loss, liability and expenses actually and reasonably incurred by or on behalf of a director or officer in connection with such action, suit or proceeding, including any appeals; provided that with respect to any action, suit or proceeding initiated by a director or officer, the Registrant shall indemnify such director or officer only if the action, suit or proceeding was authorized by the Registrant's Board of Directors, except with respect to a suit for enforcement of rights to indemnification or advancement of expenses in accordance with the procedure therefor prescribed in the Charter.

                       The Charter also provides that the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under the Charter.

                       The Registrant has entered into Indemnification Agreements with each of its directors and officers pursuant to which it has indemnified them against expenses incurred in connection with any claims made against them as a result of any act, omission, neglect or breach of duty committed or suffered while acting as a director or officer of the Registrant, or while serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. These Indemnification Agreements do not obligate the Registrant to make any payment in connection with a claim against a director or officer to the extent that: (a) payment is made under an insurance policy, except in respect of any deductible amount or any excess beyond the amount of payment under such insurance, (b) the director or officer is otherwise indemnified, (c)  the claim is based upon the director or officer gaining any improper personal profit or advantage to which he or she is not legally entitled, (d) the claim is for an accounting of profits made from the purchase or sale by the director or officer of securities of the Registrant within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or (e) the claim is brought about or contributed to by the dishonesty of the director or officer, but only if a judgment or other final adjudication adverse to the director or officer establishes that he or she committed acts of active and deliberate dishonesty, with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated. The Indemnification Agreements provide that the costs and expenses incurred by directors and officers in defending or investigating any action, suit, proceeding or investigation will be paid by the Registrant in advance of the final disposition of the matter upon receipt of a written undertaking by or on behalf of the director or officer to repay any such amounts if it is ultimately determined that he or she is not entitled to indemnification under his or her Indemnification Agreement. No such advance will be made by the Registrant, however, if, within 60 days of a request for such an advance, a determination is reasonably made by the Board of Directors or independent legal counsel, based upon the facts known at the time of such determination, that it is more likely than not it will ultimately be determined that the director or officer is not entitled to indemnification under his or her Indemnification Agreement.

                       The Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with or as a consequence of certain actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Restated Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on November 21, 1988 (incorporated herein by reference to Exhibit III(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1989)

4.2

Certificate of Amendment of Restated Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on August 11, 1992 (incorporated herein by reference to Appendix B to the Registrant's Proxy Statement for the Annual Meeting of Stockholders held on August 10, 1992)

4.3

Certificate of Amendment of Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on July 31, 1996 (incorporated herein by reference to Appendix D to the Registrant's Proxy Statement for the Annual Meeting of Stockholders held on July 31, 1996)

4.4

Certificate of Amendment of Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on August 15, 2000 (incorporated herein by reference to Exhibit 3.5 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2000)

4.5

Bylaws of the Registrant, amended and restated effective May 7, 2001 (incorporated herein by reference to Exhibit 3.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 30, 2001)

4.6

Rights Agreement dated as of February 18, 1998 (incorporated by reference to Exhibit (c)(4) to Amendment No. 1 to the Registrant's Solicitation/Recommendation Statement on Schedule 14D-9 filed on February 26, 1998)

5.1	Opinion of Hayward D. Fisk, Esq.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Hayward D. Fisk, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value ofsecurities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                       Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo in the State of California, on this 7th day of March, 2003.

COMPUTER SCIENCES CORPORATION

By: /s/ Van B. Honeycutt

Name: Van B. Honeycutt

Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

                       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Van B. Honeycutt, Leon J. Level and Hayward D. Fisk, and each of them, as his attorney-in-fact to sign his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Name and Signature	Title	Date

/s/ Van B. Honeycutt Van B. Honeycutt	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2003

/s/ Leon J. Level Leon J. Level	Vice President, Chief Financial Officer and Director (Principal Financial Officer)	March 7, 2003

/s/ Donald G. DeBuck Donald G. DeBuck	Vice President and Controller (Principal Accounting Officer)	March 7, 2003

/s/ Irving W. Bailey, II Irving W. Bailey, II	Director	March 7, 2003

/s/ Stephen L. Baum Stephen L. Baum	Director	March 7, 2003

/s/ Rodney F. Chase Rodney F. Chase	Director	March 7, 2003

/s/ William R. Hoover William R. Hoover	Director	March 7, 2003

/s/ Thomas A. McDonnell Thomas A. McDonnell	Director	March 7, 2003

/s/ F. Warren McFarlan F. Warren McFarlan	Director	March 7, 2003

/s/ James R. Mellor James R. Mellor	Director	March 7, 2003

/s/ William P. Rutledge William P. Rutledge	Director	March 7, 2003

                       Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Savings Plans) have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, in the State of California, on March 7, 2003.

COMPUTER SCIENCES CORPORATION

RETIREMENT PLANS COMMITTEE

By: /s/ Leon J. Level

Leon J. Level

Chairman

EXHIBIT INDEX
Exhibit No.	Description	Sequentially Numbered Page

4.1

Restated Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on November 21, 1988 (incorporated herein by reference to Exhibit III(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1989)

N/A

4.2

Certificate of Amendment of Restated Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on August 11, 1992 (incorporated herein by reference to Appendix B to the Registrant's Proxy Statement for the Annual Meeting of Stockholders held on August 10, 1992)

N/A

4.3

Certificate of Amendment of Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on July 31, 1996 (incorporated herein by reference to Appendix D to the Registrant's Proxy Statement for the Annual Meeting of Stockholders held on July 31, 1996)

N/A

4.4

Certificate of Amendment of Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on August 15, 2000 (incorporated herein by reference to Exhibit 3.5 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2000)

N/A

4.5

Bylaws of the Registrant, amended and restated effective May 7, 2001 (incorporated herein by reference to Exhibit 3.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 30, 2001)

N/A

4.6

Rights Agreement dated as of February 18, 1998 (incorporated by reference to Exhibit (c)(4) to Amendment No. 1 to the Registrant's Solicitation/Recommendation Statement on Schedule 14D-9 filed on February 26, 1998)

N/A

5.1	Opinion of Hayward D. Fisk, Esq.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Hayward D. Fisk, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)